Exhibit (a)(19)

For Immediate Release

Contacts:

Investors:	Media:
Jean Suzuki	Brunswick Group
Investor Relations	Cindy Leggett-Flynn
(650) 454-2648	(212) 333-3810
jean.suzuki@facetbiotech.com

MacKenzie Partners
Dan Burch/Larry Dennedy
(800) 322-2885

FACET BIOTECH STOCKHOLDERS REJECT BIOGEN IDEC TENDER OFFER

Redwood City, Calif., December 17, 2009 — Facet Biotech Corporation (Nasdaq: FACT) today commented on the filing by Biogen Idec Inc. (Nasdaq: BIIB) disclosing that the stockholders of Facet Biotech have rejected Biogen Idec’s unsolicited tender offer and that Biogen Idec has terminated its tender offer.

“We are pleased that our stockholders have agreed with our board that Biogen Idec’s $17.50 per share offer was inadequate and did not fairly value our company and its prospects,” said Faheem Hasnain, president and chief executive officer of Facet Biotech. “We will continue to pursue appropriate opportunities and, as previously disclosed, we have requested that our financial advisor, Centerview Partners, solicit additional third parties that may have an interest in a transaction that our board would find in our stockholders’ best interests. In addition, we continue to offer Biogen Idec the opportunity to engage in due diligence discussions to determine whether Biogen Idec would make a materially increased offer.”

Mr. Hasnain continued: “At the same time, we remain committed to continuing to execute on our strategic plan and are confident in our ability to provide meaningful growth and value to our stockholders.”

No assurance can be given that Facet Biotech’s efforts will result in any transaction that will be determined by Facet Biotech’s board of directors to be in the best interests of the Company’s stockholders or with respect to the price that may be obtained in any such transaction.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of five clinical-stage products, leveraging its research and development capabilities to identify and develop new oncology drugs and applying its proprietary next-generation protein engineering technologies to potentially improve the clinical performance of protein therapeutics.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.

Forward-looking Statements

This press release contains forward-looking statements of Facet Biotech that are not historical facts.  These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions.  Each of these forward-looking statements involves risks and uncertainties.  Actual results may differ materially from those, express or implied, in these forward-looking statements.  Various factors may cause differences between current expectations and actual results.  Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of the Company’s periodic reports on Form 10-K and Form 10-Q filed with the SEC. Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com. Facet Biotech’s expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.